Exh. 99.1

Upcoming Fidelity Transition and Blackout Period

A MESSAGE TO THE BOARD OF DIRECTORS AND SECTION 16 OFFICERS FROM KEN FAIRCHILD, VP GLOBAL REWARDS, AND MARTHA HA, VP CHIEF COUNSEL - CORPORATE GOVERANCE

June 7, 2019
Starting July 1, 2019, Fidelity Investments® will be the new service provider for the Medtronic Savings and Investment Plan and Capital Accumulation Plan. In connection with the transition, the Sarbanes-Oxley Act prohibits Medtronic's Board of Directors and Section 16 Officers from trading in any equity security of Medtronic during the time when Plan participants are unable to direct or diversify investments in the Medtronic stock fund held in Plan accounts.
Prohibition on trading any Medtronic equity security
As a result of the transition to a new service provider, you will be prohibited from trading in any Medtronic equity from June 24, 2019 until July 14, 2019 (the “SOX Blackout Period”). Immediately following the SOX Blackout Period, our regular quarterly Blackout Period will begin on July 15, 2019 and end on August 21, 2019. Therefore, the blackout period applicable to you this quarter will be from June 24 - August 21, 2019.
Exceptions
Certain transactions are exempt from the blackout trading restrictions, including:

▪	Purchases or sales under a Rule 10b5-1 trading plan, and

▪	Bona fide gifts, bequests, and transfers pursuant to domestic relations orders.
Additional Information
If you have any questions about the transition, please contact Ken Fairchild at 763-505-2835; if you have any questions concerning trading in the company’s equity, please contact Martha Ha at 763-505-5690.